Exhibit 99.1

FOR IMMEDIATE RELEASE:

NEWS

August 14, 2003	Nasdaq-ACTT

ACT TELECONFERENCING ANNOUNCES SECOND QUARTER 2003 RESULTS

17% revenue growth for Q2 2003 over Q2 2002

40% increase in call volumes for Q2 2003 Compared to Q2 2002

$2.2 million increase in ebitda for the first Six months of 2003 Compared to 2002

$1.4 million improvement in operating income for Q2 2003 over Q2 2002

DENVER – ACT Teleconferencing, Inc. (Nasdaq ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced results for the second quarter of 2003. Revenues grew by 17% to $15.2 million for the second quarter of 2003 and by 17% to $30.1 million for the six months to June 30, 2003 as compared to the same periods for 2002.

Gross profit percentage improved by 6% to 41% compared with 35% recorded in second quarter 2002. For the six-month period gross profit percentage improved by 3% to 38% compared with 35% recorded in the first six months of 2002. Selling general and administrative expenses for second quarter 2003, increased by 8% over second quarter 2002 and by 4% for the six months ended 2003 as compared to the corresponding prior period in 2002.

For the six-month period ended June 30, 2003, ebitda increased by $2.2 million when compared to ebitda of $19 thousand recorded in the first six months of 2002. Ebitda is defined and reconciled to US GAAP net income (loss) numbers in the presentation of selected financial data.

Operating income increased by $1.4 million and by $2 million for the second quarter and six months, respectively, as compared to the prior corresponding periods in 2002. Net loss was reduced by $1.2 million for second quarter 2003 to a loss of $558,000 as compared to the loss of $1.7 million reported in second quarter 2002. For the first six months of 2003, net loss was reduced by $1.9 million to a loss of $1.4 million compared to the loss of $3.3 million reported for the first six months of 2003.

Loss per share amounted to $0.08 for second quarter 2003, a 62% reduction or a $0.13 per share improvement over the second quarter of 2002. Sequentially the loss per share was reduced by 27% or $0.03 over first quarter 2003. Loss per share for the first six months of 2003 amounted to $0.18 per share corresponding to a $0.20 per share or 53% improvement compared to the $0.38 loss per share reported for the six months ended June 30, 2002.

The Company said sales and other key results are trending as follows:

Revenues $000	2002 Q1	2002 Q2	2002 Q3	2002 Q4	2003 Q1	2003 Q2	2003%*
Audioconferencing services	$7,543	$7,992	$8,818	$9,308	$9,765	$10,422	+30%
Videoconferencing and other services	4,001	4,450	4,418	5,389	5,143	4,804	+ 8%

Subtotal continuing services	11,544	12,442	13,236	14,697	14,908	15,226	+22%
Concert contract (phased-out)	1,226	517	209	—	—	—	—

Total revenues	$12,770	$12,959	$13,445	$14,697	$14,908	$15,226	+17%

Earnings (loss) per share	(0.17)	(0.21)	(0.21)	(0.34)	(0.11)	(0.08)

*	% change over second quarter 2002

The Company said that worldwide demand for automated audio conferencing services continues to grow rapidly although price competition in this sector is fierce. Demand for attended audio conferencing and videoconferencing is steady and pricing in these two sectors has remained stable. The Company said it is continuing to see very rapid growth in its global services platform, which provides teleconferencing services to multinationals via an outsource contract with a major worldwide telecommunications carrier.

Commenting on the results ACT Chairman Gerald D. Van Eeckhout said, “Our focus over the past year has been on steady cost reduction and stabilization of margins as the audio conferencing business transitions to automated services in most markets. Simultaneously we have been building a rapidly growing global teleconferencing services platform with one of the world’s largest and most respected telecommunication companies. Volumes on this platform have already reached an annualized run rate of approximately 50 million minutes from inception in late August 2002 and presently amount to over 30% of total ACT voice conferencing volumes. Assuming continued sequential growth of around 10% per month, on the global platform, it is possible that call volumes on our global platform could potentially double again over the next twelve months, giving an indication of the type of overall volume potential for the Company for this particular project.”

The Company said it would discuss the general outlook at its conference call on Thursday, August 14, 2003 at 2:15 p.m. MDT. Reservation number: 548824. Call-in numbers for Denver and International are: +1-303-205-0033; U.S. and Canada (toll-free): +1-800-218-4007. To participate live in this event over the Internet via ACT’s Event CenterSM service, please go to: http://www.acttel.com/eventlogin . To access Event CenterSM, click “PARTICIPANT LOGIN,” complete “Requested Information,” with Room Number: 081403. Additionally, please take a moment to test your computer’s connectivity by visiting the above site and clicking “SYSTEM TEST.” If any questions return as “NO,” please e-mail: mailto:ecsupport@acttel.com for assistance.

Selected Financial Data

All trend information is extracted from the Company’s management accounts, includes management estimates, and is unaudited. The information is provided solely to assist shareholder analysis. Achievement of actual numbers against targets depends upon customer usage and other variables. From time to time management makes use of certain internal measurements, which are not defined under US GAAP. The following terms are used by management and are defined below: Ebitda, Variable Costs, Fixed Costs. Ebitda – earnings before interest, taxes, depreciation, and amortization is defined as operating income after adding back depreciation, amortization of intangible, and non-cash charges for impairment of assets. Ebitda is not intended to replace operating income, net income, cash flow or any other measures of performance and liquidity under GAAP in the U.S. Ebitda rather is a measure of operating performance and liquidity that investors may consider in addition to such other measures. Ebitda provides no information on a company’s capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Management believes ebitda is nevertheless a measure of operating performance commonly reported and widely used by analysts, investors and other interested parties because it eliminates differences in financial capitalization and tax structures as well as non-cash and non-operating charges to earnings. Ebitda is also used by lenders to test compliance with certain covenants. Variable costs are defined as variable telephony costs, Proximity video room rental cost of sales, special event costs and the cost of sale of audio and video equipment. Fixed expenses consist of expenses such as salaries, rent, utilities, fixed telecom charges and all other expenses not defined as variable costs, interest, taxes, depreciation or amortization.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT. The ratios and information presented above include both audited and unaudited financial information and have been extracted from the Company’s financial records for the purpose of assisting shareholders to review trends for modeling and analysis purposes.

ACT Teleconferencing, Inc.

Selected Financial Data	Three Months Ended		Six Months Ended
Income Statement ($000)	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Net revenue	$15,226	$12,959	$30,134	$25,730
Operating expenses	15,133	14,234	30,516	28,080

Operating income (loss)	93	(1,275)	(382)	(2,350)
Interest expense – net	475	336	786	680
Taxes	176	120	209	243

Net income (loss)	(558)	(1,731)	(1,377)	(3,273)
Preferred dividends	212	131	440	131

Net income (loss) available to common shareholders	(770)	(1,862)	(1,817)	(3,404)

Weighted average number of shares-basic and diluted	10,202	8,932	9,843	8,972

Earnings (loss) per share – basic and diluted	(0.08)	(0.21)	(0.18)	(0.38)

Summarized Balance Sheet ($000)			June 30, 2003	Dec 31, 2002
Cash			$4,168	$3,176
Other current assets			13,563	13,051
Net equipment			22,409	23,445
Goodwill & Other non-current assets			20,260	19,788

Total assets			60,400	59,460

Total liabilities			33,247	31,921
Preferred stock			1,061	2,698
Shareholders’ equity			26,092	24,841

Total liabilities and shareholders’ equity			60,400	59,460

			Six Months Ended
Reconciliation of Ebitda to GAAP Net Income ($000)			June 30, 2003	June 30, 2002

Net income (loss) per GAAP			$(1,377)	$(3,273)
Add Interest			786	680
Add Taxes			209	243
Operating income (loss) per GAAP			$(382)	$(2,350)
Add depreciation and amortization			2,623	2,369

Ebitda			2,241	19

ABOUT ACT TELECONFERENCING

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT is the only conferencing company with integrated global audio and videoconferencing platforms that provide uniform international services, customized uniform billing, managed services, and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser, IR/Corporate Communications Manager

Ph: 303-235-9000; e-mail: lkaiser@corp.acttel.com